EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D, and amendments thereto, relating to the common stock, $0.01 par value per share, of Life Time Group Holdings, Inc. This Joint Filing Agreement shall be included as an exhibit to such joint filing and may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby executes this Joint Filing Agreement.

Date: October 22, 2021

SLT Investors, LLC

By:	/s/ Steven E. Fivel
Steven E. Fivel Secretary and General Counsel

Simon Property Group, L.P.

By: Simon Property Group, Inc., its general partner

By:	/s/ Steven E. Fivel
Steven E. Fivel Secretary and General Counsel

Simon Property Group, Inc.

By:	/s/ Steven E. Fivel
Steven E. Fivel Secretary and General Counsel

Annex A

Directors and Executive Officers of Simon Property Group, Inc.1 2

Name	Principal Occupation	Citizenship
David Simon	Chairman of the Board, Chief Executive Officer and President of Simon Property Group, Inc.	United States
Glyn F. Aeppel	President and Chief Executive Officer of Glencove Capital	United States
Larry C. Glasscock	Former Chairman and Chief Executive Officer of Anthem, Inc.	United States
Karen N. Horn, Ph.D.	Senior Managing Director of Brock Capital Group	United States
Allan Hubbard	Co-Founder, Chairman and Partner of E&A Companies	United States
Reuben S. Leibowitz	Managing Member of JEN Partners	United States
Gary M. Rodkin	Retired Chief Executive Officer and Director of ConAgra Foods, Inc.	United States
Stefan M. Selig	Founder of BridgePark Advisors LLC	United States
Herbert Simon	Chairman Emeritus of the Board of Simon Property Group, Inc.	United States
Daniel C. Smith, Ph.D.	Clare W. Barker Professor of Marketing, Indiana University, Kelley School of Business	United States
J. Albert Smith, Jr.	Chairman, Chase Bank in Central Indiana, and Managing Director of J.P. Morgan Private Bank	United States
Richard S. Sokolov	Vice Chairman of Simon Property Group, Inc.	United States
Marta R. Stewart	Retired Executive Vice President and Chief Financial Officer of Norfolk Southern Corporation	United States
Steven E. Fivel	General Counsel and Secretary of Simon Property Group, Inc.	United States
Brian J. McDade	Executive Vice President, Chief Financial Officer and Treasurer of Simon Property Group, Inc.	United States
John Rulli	Chief Administrative Officer of Simon Property Group, Inc.	United States
Alexander L.W. Snyder	Assistant General Counsel and Assistant Secretary of Simon Property Group, Inc.	United States

__________

1 The address for these individuals is c/o Simon Property Group, Inc., 225 West Washington Street, Indianapolis, IN 46204.

2 As of March 26, 2021, the date of Simon Property Group, Inc.’s proxy statement for its 2021 annual stockholders meeting.